SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2018

Abtech Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52762	14-1994102
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4110 N. Scottsdale Road, Suite 235 Scottsdale, Arizona 85251
(Address of principal executive offices)

480-874-4000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 3.03.	Material Modification to Rights of Security Holders.

As previously disclosed, on August 15, 2018, the stockholders of Abtech Holdings, Inc. (the “Company”) and the Company’s board of directors (the “Board”) approved a 200-for-1 reverse stock split of the Company’s issued and outstanding Common Stock (the “Common Stock”) and a 16-for-1 reverse stock split of the Company’s authorized Common Stock (together the “Stock Split”).

On November 5, 2018, the Financial Industry Regulatory Authority (“FINRA”) announced that the Stock Split would be effective as of November 6, 2018, and the Company issued a press release announcing the Stock Split. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Effects of the Reverse Stock Split

The Company is currently authorized to issue 800,000,000 shares of Common Stock. As a result of the Stock Split, the Company will be authorized to issue 50,000,000 shares of Common Stock. As a result of the Stock Split, there will be approximately 2,525,000 shares of Common Stock issued and outstanding (subject to adjustment due to the effect of rounding fractional shares into whole shares). The Stock Split will not have any effect on the stated par value of the Common Stock.

Effective Date; Symbol; CUSIP Number

The Stock Split becomes effective with FINRA and in the marketplace at the open of business on November 6, 2018 (the “Effective Date”), whereupon the shares of Common Stock will begin trading on a split-adjusted basis. On the Effective Date, the Company’s trading symbol will change to “ABHDD” for a period of 20 business days, after which the fifth character, letter “D,” will be removed from the Company’s trading symbol, which will revert to the original symbol of “ABHD”. In connection with the Stock Split, the Company’s CUSIP number will change to 00400H207.

Split Adjustment; No Fractional Shares

On the Effective Date, the total number of shares of the Company’s Common Stock held by each stockholder will be converted automatically into the number of whole shares of Common Stock equal to (i) the number of issued and outstanding shares of Common Stock held by such stockholder immediately prior to the Stock Split, divided by (ii) 200.

No fractional shares will be issued, and no cash or other consideration will be paid. Instead, the Company will issue one whole share of the post-Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Stock Split.

Non-Certificated Shares; Certificated Shares

Stockholders who are holding their shares in electronic form at brokerage firms do not have to take any action as the effect of the reverse stock split will automatically be reflected in their brokerage accounts.

Stockholders holding paper certificates may (but are not required to) send the certificates to the Company’s transfer agent at the address given below. The transfer agent will issue a new share certificate reflecting the terms of the reverse stock split to each requesting stockholder. We would also encourage you to call Worldwide Stock Transfer before sending in your certificates to determine the cost of getting new, post-split certificates issued. This is not a cost or expense that will be borne by the Company nor is the Company responsible if your shares get lost while being transmitted to Worldwide Stock Transfer.

Worldwide Stock Transfer, LLC

One University Plaza

Suite 505

Hackensack, NJ 07601

Tel (201) 820-2008

Fax (201) 820-2010

State Filing

As previously disclosed, the Stock Split was effected by the Company filing a Certificate of Change (the “Certificate”) pursuant to Nevada Revised Statutes (“NRS”) Section 78.209 with the Secretary of State of the State of Nevada on August 20, 2018. The Certificate is not effective until the Effective Date. Under Nevada law, no amendment to the Company’s Articles of Incorporation is required in connection with the Stock Split.

Item 8.01.	Other Events.

On October 31, 2018, the Company filed a preliminary information statement relating to a potential increase in its authorized Common Stock approved by the holders of a majority of its outstanding Common Stock as of October 29, 2018. This action will no longer be taken by this written consent process and, accordingly, a definitive information statement will not be filed or mailed to stockholders.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Abtech Holdings, Inc., dated November 5, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 5, 2018

ABTECH HOLDINGS, INC.,
a Nevada corporation

By:	/s/ Glenn R. Rink
Glenn R. Rink
President and Chief Executive Officer